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                                                                       EXHIBIT 2


                                November 16, 2001


Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA  20191


Re: Agreement and Plan of Reorganization, dated as of August 21, 2000 (the "Agreement"), as amended August 31, 2000, February 20, 2001, June 29, 2001, and November 16, 2001, by and among Nextel Communications, Inc. ("Nextel"), Nextel Finance Company ("Acquisition Sub") and Chadmoore Wireless Group, Inc. ("Chadmoore") (as amended, the "Amended Agreement")
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Gentlemen:

         To induce you to enter into the Amended Agreement referenced above, the undersigned, being a shareholder of Chadmoore, agrees as follows:

         (a) The undersigned hereby irrevocably agrees to (i) attend, in person or by proxy, the meeting of Chadmoore's shareholders relating to the vote on the Reorganization (as defined in the Agreement) and the transactions contemplated by the Amended Agreement, and any and all lawful adjournments thereof, and
                  (ii) vote (or cause to be voted) the 8,854,662 shares (the "Shareholder Shares") of the Common Stock of Chadmoore, $0.001 par value (the "Common Stock"), owned by the undersigned as of the date hereof and any other voting securities of Chadmoore, whether issued heretofore or hereafter, that the undersigned owns or has the right to vote, for the approval of the Reorganization and the transactions contemplated by the Amended Agreement. The undersigned confirms that such agreement to attend and vote is coupled with an interest. The undersigned revokes any and all previous proxies with respect to the Shareholder Shares and/or any other voting securities of Chadmoore owned by the undersigned, including, without limitation, the Letter Agreement, dated as of August 21, 2000, between the undersigned and Nextel with respect to its support of the Agreement.

         (b) The undersigned will not solicit, encourage or recommend to other holders of Common Stock that: (i) they vote their shares of Common Stock against the approval of the Reorganization and the transaction contemplated by the Amended Agreement; (ii) they abstain from voting, or otherwise fail to vote, their shares of Common Stock in connection with the consideration of the Reorganization and the transactions contemplated by the Amended Agreement; (iii) they sell, transfer, tender or otherwise dispose of their shares of Common Stock other than as contemplated in connection with the Reorganization; or (iv) they attempt to exercise any applicable statutory appraisal or other similar rights.
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         This agreement shall be governed by, and construed in accordance with, the laws of the state of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.


                                    RECOVERY EQUITY INVESTORS II, L.P.

                                    By: RECOVERY EQUITY PARTNERS II, L.P.,
                                             its General Partner


                                    By: /s/ JOSEPH J. FINN-EGAN
                                        -----------------------------------
                                        Name:  Joseph J. Finn-Egan
                                        Title: General Partner


                                    By: /s/ JEFFREY A. LIPKIN
                                        -----------------------------------
                                        Name:  Jeffrey A. Lipkin
                                        Title: General Partner